Exhibit (d)(3)

April 27, 2017

Marlin Equity IV, L.P.
c/o Marlin Equity Partners
338 Pier Avenue
Hermosa Beach, CA 90254
Attention: Robert Kunold

To:	Asentinel, LLC
c/o Marlin Equity Partners
338 Pier Avenue
Hermosa Beach, CA 90254
Attention: Peter Chung

TAMS Inc.
c/o Marlin Equity Partners
338 Pier Avenue
Hermosa Beach, CA 90254
Attention: Peter Chung

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement”), to be entered into on or about April 27, 2017, by and among Tangoe, Inc. (the “Company”), Asentinel, LLC (the “Parent”) and TAMS Inc. (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement. This letter is being delivered to Parent to induce the Company to enter into the Agreement.

1.             Subject to the satisfaction, or, to the extent permitted by the Agreement, waiver by Parent and Purchaser, of the conditions set forth in Annex I of the Agreement or, if an Offer Termination shall have occurred, the conditions set forth in Section 7.1 and Section 7.2 of the Agreement (other than those conditions that, by their nature are to be satisfied at the Acceptance Time or on the Closing Date, as applicable, but subject to the satisfaction or waiver of such conditions), Marlin Equity IV, L.P. (“Marlin”) shall, or shall cause one of its Affiliates to, capitalize and fund Parent with a cash contribution immediately prior to the Offer Closing or, if an Offer Termination shall have occurred, immediately prior to the Closing, equal to $165,000,000 (the “Marlin Contribution”) and Marlin will cause 100% of the Common Stock of the Company then owned by Marlin and its Affiliates to be contributed to the Purchaser. Marlin agrees that it will not withdraw or rescind this commitment unless and until this letter is terminated in accordance with Section 5 below. Marlin will be under no obligation under any circumstances to contribute an amount of cash to Parent greater than the Marlin Contribution. The proceeds from the Marlin Contribution will be used (a) to fulfill Parent’s funding obligations under Section 2.8(a) of the Agreement or (b) to pay a termination fee to the Company to the extent payable pursuant to Section 8.3(d) of the Agreement (the “Termination Fee”). Marlin has and will maintain until the earlier of (a) the payment of the Marlin Contribution, (b) the payment of the Termination Fee and (c) the termination of the commitment hereunder in accordance with Section 5 below, an available cash amount for contribution to Parent of not less than the Marlin Contribution. No further internal approval is required for Marlin to fulfill its obligations hereunder.

2.             Marlin’s obligation to make the Marlin Contribution to Parent is subject to, and conditioned upon, (a) the execution and delivery of the Agreement by the Company and (b) the satisfaction in full, or the waiver by Parent and Purchaser, of all of the conditions set forth in Annex I of the Agreement or, if an Offer Termination shall have occurred, the conditions set forth in Section 7.1 and Section 7.2 of the Agreement (other than those conditions that, by their nature are to be satisfied at the Acceptance Time or on the Closing Date, as applicable, but subject to the satisfaction or waiver of such conditions).

3.             The Company shall be an express third party beneficiary of this letter and shall be entitled to claim and enforce the terms of this letter on behalf of Parent and Purchaser without the direction of Marlin. Marlin acknowledges that the Company has entered into the Agreement in reliance upon, among other things, the commitments set forth herein. Marlin hereby acknowledges and agrees that the Company shall be entitled to seek and obtain an injunction, specific performance or other equitable remedies to enforce the obligations of Marlin hereunder.

Exhibit (d)(3)-1

4.             This letter, the Agreement and the Limited Guarantee constitute the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understanding and agreements, whether written or oral, between Marlin and any other party or the Company with respect to the subject matter hereof. This letter may not be terminated, amended or otherwise modified except by an instrument signed by each of the parties hereto and the Company or, in the case of termination, in accordance with Section 5 below. The observance of any term or provision of this letter may be waived only if a written waiver is signed by each of the parties hereto and the Company.

5.             This letter and the obligation of Marlin to fund the Marlin Contribution will automatically and immediately terminate on the earliest to occur of (a) the funding of the Marlin Contribution; (b) the valid termination of the Agreement pursuant to its terms; (c) the Company or any of its controlled Affiliates asserting or alleging a claim against (i) Marlin under the Limited Guarantee (as defined below) or (ii) any Sponsor Related Person (as defined below) in connection with the Agreement or any of the transactions contemplated hereby or thereby, other than the enforcement of (A) the Company’s right to specific performance in the Agreement against Parent and Purchaser (subject to the terms and limitations in the Agreement); (B) the Company’s rights as a third-party beneficiary under this letter; (C) the Company’s rights under the Confidentiality Agreement; (D) the Company’s rights to receive the Parent Termination Fee from Parent when required to be paid pursuant to the Agreement and (E) the Company’s rights against Marlin under the Limited Guarantee; or (d) only if payable, the payment in full by Marlin of its Obligations (as defined in the Limited Guarantee) pursuant to the Limited Guarantee on the terms and subject to the conditions thereof.

6.             Concurrently with the execution and delivery of the Agreement, Marlin will execute and deliver to the Company a limited guarantee, dated as of the date hereof (the “Limited Guarantee”), with respect to certain of Parent’s obligations under the Agreement. The Company’s remedies against Marlin under its Limited Guarantee shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company (other than the enforcement of the Company’s right to specific performance in the Agreement against Parent and Purchaser (subject to the terms and limitations in the Agreement), and the Company’s rights as a third-party beneficiary under this letter; provided, however, that in no event shall the Company be entitled to receive both recovery under the Limited Guarantee or this letter in respect of the Parent Termination Fee and specific performance under the Agreement) against (a) Marlin; (b) any Permitted Sponsor Assignee; (c) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Marlin or any Permitted Sponsor Assignee; or (d) any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, or Affiliate of any of the Persons referred to in clause (c) above (the Persons referred to in clauses (a) through (d) above, collectively, the “Sponsor Related Persons”), other than Parent and Purchaser, in respect of any liabilities or obligations arising under, or in connection with, the Agreement and the transactions contemplated thereby, including in the event Parent and Purchaser breach their obligations under the Agreement.

7.             Under no circumstances shall any Sponsor Related Person be liable for special, incidental, consequential, exemplary or punitive damages under or in connection with the Agreement, this letter or the transactions contemplated thereby or hereby or otherwise incidental thereto or hereto. Notwithstanding anything that may be expressed or implied in this letter or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of this letter, covenants, agrees and acknowledges that no Person other than Marlin has any obligation hereunder and that, notwithstanding that Marlin may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any Sponsor Related Person, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Sponsor Related Person, as such, for any obligations of Marlin under this letter or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

8.             This letter may not be assigned by any party without the prior written consent of each of the parties hereto and the Company; any such assignment without such consent shall be null and void ab initio; provided, that Marlin may assign all or a portion of its rights and obligations under this letter, including, without limitation, its obligation to fund all or any portion of the Marlin Contribution, to one or more of the following Persons (collectively, the “Permitted Sponsor Assignees”): (a) funds or other entities which are Affiliates of Marlin; (b) limited partners of Marlin or such funds or other entities; and (c) Affiliates of such limited partners; provided, however, that any such assignment shall not relieve Marlin of its obligations under this letter or reduce the amount of the Marlin Contribution.

9.             Marlin hereby represents and warrants that: (a) it has the power and authority to execute, deliver and perform this letter; (b) the execution, delivery and performance of this letter by it has been duly and validly authorized and approved by all necessary limited partnership action and no other proceedings or actions on the part of it are necessary therefor; (c) this letter has been duly and validly executed and delivered by it and, assuming that this letter

Exhibit (d)(3)-2

will constitute a valid and legally binding agreement of Parent, it constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (d) the execution, delivery and performance by it of this letter does not and will not (i) violate the organizational documents (including the limited partnership agreement) of it, (ii) violate any law, rule or regulation or (iii) result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material loan, guarantee of indebtedness or credit agreement, note, bind, mortgage, indenture, permit or contract to which it is a party; (e) Marlin has, and will continue to have, available funds or uncalled capital at least equal to the sum of the Marlin Contribution plus the aggregate amount of all other commitments and obligations Marlin has outstanding or has such other financial means at its disposal to enable Marlin to pay the Marlin Contribution at such time as such commitment is due and payable; (f) the Marlin Contribution is less than the maximum amount that Marlin is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (g) all consents, authorizations, approvals, permits of, filings with and notifications to, any governmental authority necessary for the execution, delivery and performance of this letter by it have been obtained or made, and all conditions thereof have been duly complied with and no other action by, and no notice or filing with, any governmental authority, is required in connection with the execution, delivery and performance of this letter.

10.          This letter shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any Proceeding arising out of or relating to this letter or any of the transactions contemplated by this letter, (b) agrees that all claims in respect of such Proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Proceeding arising out of or relating to this letter or any of the transaction contemplated by this letter in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2 of the Agreement. Nothing in this Section 10, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

Exhibit (d)(3)-3

Marlin Equity IV, L.P., a Delaware limited partnership

By: Marlin Equity Partners IV, L.P., its general partner

By: Marlin Ultimate GP, LLC, its general partner

By:	/s/ Robb Warwick
Name:	Robb Warwick
Title:	Senior Vice President

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of

April 27, 2017

Asentinel, LLC, a Delaware limited liability company

By:	/s/ Robb Warwick
Name:	Robb Warwick
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of

April 27, 2017

TAMS Inc.

By:	/s/ Robb Warwick
Name:	Robb Warwick
Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]